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                                                                   EXHIBIT 10.15


                         CORPORATE COMPLIANCE AGREEMENT
                                   BETWEEN THE
                           OFFICE OF INSPECTOR GENERAL
                                     OF THE
                     DEPARTMENT OF HEALTH AND HUMAN SERVICES
                                       AND
                         COMMUNITY HEALTH SYSTEMS, INC.
I.    PREAMBLE

       Community Health Systems, Inc. ("Community Health") hereby enters into this Corporate Compliance Agreement ("CCA") with the Office of Inspector General ("OIG") of the United States Department of Health and Human Services ("HHS") on behalf of itself and any and all subsidiary hospitals of Community Health. For the purposes of the CCA, Community Health and each of its subsidiary hospitals shall hereinafter individually and collectively be referred to as "CHS." Community Health enters into this CCA to ensure compliance by CHS and all employees, contractors and agents of CHS with the requirements of Medicare, Medicaid and all other Federal health care programs (as defined in 42 U.S.C. ss. 1320a-7b(f) (hereinafter collectively referred to as the "Federal health care programs"). CHS's compliance with the terms and conditions in this CCA shall constitute an element of CHS's present responsibility with regard to participation in the Federal health care programs. Contemporaneously with this CCA, Community Health is entering into a settlement agreement with the United States (the "Settlement Agreement"), and this CCA is incorporated by reference into the Settlement Agreement.

       Community Health represents that, prior to this CCA, Community Health voluntarily established a Corporate Compliance Program which provides, inter alia, for a Corporate Compliance Officer, various compliance committees, a compliance training and education program, a confidential reporting hotline, and auditing and monitoring activities, and which includes various policies and procedures aimed at ensuring that CHS's participation in the Federal health care programs conforms to all federal laws, state laws, and Federal health care program requirements. The present version of Community Health's Corporate Compliance Program was set forth in a formal document dated April 28, 1999 (hereinafter, the "Corporate Compliance Program").

       Pursuant to this CCA, Community Health agrees to operate its Corporate Compliance Program consistent with the requirements of this CCA and to adopt or modify any components of the Corporate Compliance Program as needed to be in compliance with all of the corporate integrity obligations undertaken by CHS under this CCA.

II.   TERM OF THE CCA

       The period of the compliance obligations assumed by CHS under this CCA shall be three (3) years from the effective date of this CCA (unless otherwise specified). The effective date of this CCA will be the date on which the final signatory of this CCA executes this CCA.


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III.  CORPORATE INTEGRITY OBLIGATIONS

      CHS shall comply with the following corporate integrity obligations and shall ensure that the obligations specified below are incorporated into or met by the Corporate Compliance Program.

      A.    CORPORATE COMPLIANCE OFFICER AND COMMITTEE

            1. CORPORATE COMPLIANCE OFFICER. Community Health has appointed a Corporate Compliance Officer. Within 120 days of the effective date of this CCA, Community Health shall ensure that, pursuant to the Corporate Compliance Program, the Corporate Compliance Officer (i) will provide regular (at least quarterly) reports regarding compliance matters directly to the CEO and/or the Board of Directors of Community Health, and shall be authorized to report to the Board of Directors at any time; (ii) shall be responsible for developing and implementing policies, procedures, and practices designed to ensure compliance with the requirements set forth in this CCA and with the requirements of the Federal health care programs; and (iii) shall be responsible for monitoring the day-to-day activities engaged in by CHS to further its compliance objectives as well as for any reporting obligations created under this CCA. In the event a new Corporate Compliance Officer is appointed during the term of this CCA, CHS shall notify OIG, in writing, within fifteen (15) days of such a change.

            2. CORPORATE COMPLIANCE WORK GROUP. Community Health has appointed a Corporate Compliance Work Group. Within 120 days of the effective date of this CCA, CHS shall ensure that, pursuant to the Corporate Compliance Plan, (i) the Corporate Compliance Work Group, at a minimum, includes the Corporate Compliance Officer and any other appropriate officers as necessary to meet the requirements of this CCA within Community Health's corporate structure (e.g., senior executives of each major department, such as billing, human resources, audit, and operations); and (ii) the Corporate Compliance Officer shall chair the Corporate Compliance Work Group and the Corporate Compliance Work Group shall support the Corporate Compliance Officer in fulfilling his or her responsibilities.

            3. FACILITY COMPLIANCE CHAIRS AND COMMITTEES. The Corporate Compliance Program provides for a Facility Compliance Committee and a Facility Compliance Chair at each CHS hospital. Within 120 days of the effective date of this CCA, CHS shall ensure that, pursuant to the Corporate Compliance Program,
(i) each CHS hospital has appointed a Facility Compliance Committee and a Facility Compliance Chair; (ii) the responsibilities of the Facility Compliance Chair shall include those responsibilities set forth as the "delegated responsibilities of the Facility Compliance Committees" on pages five and six of Community Health's Corporate Compliance Program, as adopted on April 28, 1999; and (iii) the Facility Compliance Committee includes, at a minimum, a Facility Compliance Chair and any other appropriate officers as necessary to meet the requirements of this CCA within the hospital's management structure (e.g., senior managers of each major department). The Facility Compliance Chairs shall report to the Corporate Compliance Officer and shall chair the Facility Compliance Committees, and the Facility Compliance Committees shall support the Facility Compliance Chairs in fulfilling their duties.


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      B.    WRITTEN STANDARDS

            1. BUSINESS ETHICS AND STANDARDS OF CONDUCT POLICY. Community Health has developed and implemented a Business Ethics and Standards of Conduct Policy (the "Ethics and Conduct Policy"). Within 120 days of the effective date of this CCA, CHS shall amend the Ethics and Conduct Policy to be consistent with the terms of this CCA and to meet the requirements set forth below. Within 120 days of the effective date of this CCA, the Ethics and Conduct Policy, as amended, shall be distributed to all employees, all physicians with medical staff privileges at any CHS hospital, and all contractors and agents of CHS with direct responsibility for the delivery, billing, or coding of health care services, (hereinafter collectively referred to as "Covered Persons"). The Ethics and Conduct Policy, shall, at a minimum, set forth:

                  a. CHS's commitment to full compliance with all statutes, regulations, and guidelines applicable to Federal health care programs, including its commitment to prepare and submit accurate billings consistent with Federal health care program regulations and procedures or instructions otherwise communicated by appropriate regulatory agencies, e.g., the Health Care Financing Administration ("HCFA"), and/or their agents;

                  b. CHS's requirement that all of its Covered Persons shall be expected to comply with all statutes, regulations, and guidelines applicable to Federal health care programs and with CHS's own Policies and Procedures (including the requirements of this CCA);

                  c. the requirement that all of CHS's Covered Persons shall be expected to report suspected violations of any statute, regulation, or guideline applicable to Federal health care programs or of CHS's own Policies and Procedures;

                  d. the possible consequences to both CHS and Covered Persons of failure to comply with all statutes, regulations, and guidelines applicable to Federal health care programs and with CHS's own Policies and Procedures or of failure to report such non-compliance; and

                  e. the right of all Covered Persons to use the Confidential Disclosure Program, as well as CHS's commitment to confidentiality and non-retaliation with respect to disclosures.

      CHS shall make the promotion of, and adherence to, the Ethics and Conduct Policy an element in evaluating the performance of managers, supervisors, and all other employees.

      Within 120 days of the effective date of the CCA, and except as excused in sections III.C.3-4, below, each Covered Person shall affirm, in writing, that he or she has received, read,


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understands, and will abide by CHS's Ethics and Conduct Policy. New Covered
Persons shall receive the Ethics and Conduct Policy and shall complete the required affirmation within one week after becoming a Covered Person or within 120 days of the effective date of the CCA, whichever is later.

       CHS will annually review the Ethics and Conduct Policy and will make any necessary revisions. These revisions shall be distributed within 30 days of completing such a change. Covered Persons shall affirm on an annual basis that they have received, read, understand and will abide by the Ethics and Conduct Policy.

            2. POLICIES AND PROCEDURES. Community Health has developed written Policies and Procedures as part of its Corporate Compliance Program. Within 120 days of the effective date of this CCA, CHS shall ensure that the Policies and Procedures of the Corporate Compliance Program (i) address the operation of CHS's compliance program and its compliance with all federal and state health care statutes, regulations, and guidelines, including the requirements of the Federal health care programs; (ii) specifically address, at a minimum, proper coding for hospital stays; and (iii) include disciplinary guidelines and methods for employees and other individuals to make disclosures or otherwise report on compliance issues to CHS management through the Confidential Disclosure Program required by Section III.E. CHS shall assess and update as necessary the Policies and Procedures at least annually and more frequently, as appropriate. A summary of the Policies and Procedures will be provided to OIG in the first Annual Report. The Policies and Procedures will be available to OIG upon request.

      Within 120 days of the effective date of the CCA, CHS shall ensure that pursuant to the Corporate Compliance Program, the relevant portions of the Policies and Procedures, as amended to meet the requirements of this section, shall be distributed to all members of the Compliance Work Group and of the Facility Compliance Committees. In addition, within 120 days of the effective date of this CCA, the relevant portions of the Policies and Procedures, as amended to meet the requirements of this section, shall be made available to all appropriate Covered Persons. Compliance staff or supervisors should be available to explain any and all Policies and Procedures.

      C.    TRAINING AND EDUCATION

            1. GENERAL TRAINING. Within 120 days of the effective date of this CCA, CHS shall provide at least one (1) hour of training to each Covered Person (the "General Training"). This General Training shall explain CHS's:

                  a.    Corporate Compliance Agreement requirements;

                  b. Compliance Program (including the Policies and Procedures as they pertain to general compliance issues); and

                  c.    Ethics and Conduct Policy.


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      New Covered Persons shall receive the General Training described above within 30 days of becoming a Covered Person or within 120 days after the effective date of this CCA, whichever is later. Each Covered Person shall receive such General Training on an annual basis. All training materials used for the General Training shall be made available to OIG upon request.

            2. SPECIFIC TRAINING. Within 120 days of the effective date of this CCA, each Covered Person who is a physician or is involved in the preparation or submission of claims for reimbursement (including, but not limited to, coding and billing) from any Federal health care program shall receive at least four (4) hours of training (the "Specific Training") in addition to the General Training required above. CHS shall ensure that, pursuant to the Corporate Compliance Program, and as appropriate to the Covered Person's individual responsibilities, the Specific Training includes a discussion of:

                  a. the submission of accurate bills for services rendered to Federal health care program patients;

                  b. policies, procedures and other requirements applicable to the documentation of medical records;

                  c. the personal obligation of each individual involved in the billing process to ensure that such billings are accurate;

                  d. applicable reimbursement statutes, regulations, and program requirements and directives;

                  e.    the legal sanctions for improper billings; and

                  f.    examples of proper and improper billing practices.

Persons providing the Specific Training must be knowledgeable about the subject area.

      Affected new Covered Persons shall receive the Specific Training within 30 days of becoming a Covered Person or within 120 days of the effective date of this CCA, whichever is later. If a new Covered Person who is a physician or is involved in the preparation or submission of claims for reimbursement (including, but not limited to, coding and billing) from any Federal health care program has any responsibility for the delivery of patient care, the preparation or submission of claims, and/or the assignment of procedure codes prior to completing this Specific Training, a Covered Person who has completed the Specific Training shall review all of the untrained person's work regarding the delivery of patient care, the preparation or submission of claims, and the assignment of procedure codes.

      Covered Persons who have received the above-required Specific Training, or its equivalent, within 12 months prior to the effective date of this CCA are exempted from the above four (4) hour Specific Training requirement for the first year of this CCA only. CHS shall maintain records sufficient to support a listing of those Covered Persons for whom CHS is


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claiming such an exemption as well as the date(s) and topics of the training received by those Covered Persons.

      Every Covered Person who is a physician or is involved in the preparation or submission of claims for reimbursement (including, but not limited to, coding and billing) from any Federal health care program shall receive at least four
(4) hours of such Specific Training on an annual basis. All training materials used for the Specific Training shall be made available to OIG upon request.

            3. EXCEPTION FOR PHYSICIANS WITH MEDICAL STAFF PRIVILEGES. Notwithstanding any other provision of this CCA, CHS shall make the General Training and the Specific Training, where appropriate, available to all physicians with medical staff privileges at any CHS hospital, and shall use its best efforts to encourage their attendance and participation. The Facility Compliance Officer at each CHS hospital shall maintain records of the percentage of all physicians with medical staff privileges at his or her hospital who attend such training.

            4. EXCEPTION FOR PRE-EXISTING CONTRACTORS. The term "Pre-Existing Contractors" shall refer to Covered Persons who are independent contractors with whom CHS has an existing contract on the effective date of this CCA that has not been renewed or modified after the effective date of this CCA. Once CHS renegotiates, modifies, or renews a contract with an existing contractor, that contractor ceases to be a Pre-Existing Contractor as that term is used for the purposes of this CCA, and CHS will have full responsibility for the certification and training compliance obligations as pertain to that contractor. Notwithstanding any other provision of this CCA, the following are CHS's only obligations hereunder with respect to training and certification for Pre-Existing Contractors: (a) CHS shall attempt to renegotiate its contracts with Pre-Existing Contractors to require such contractors to meet all of the certification and training requirements of this CCA that apply to such contractors, and (b) CHS shall make the General Training and the Specific Training, where appropriate, available to all Pre-Existing Contractors, and shall use its best efforts to encourage their attendance and participation. The Facility Compliance Officer at each CHS hospital shall keep a record of all Pre-Existing Contractors with contracts with his or her hospital who attend such training.

            5. CERTIFICATION. Each individual who is required to attend training shall certify, in writing, that he or she has attended the required training. The certification shall specify the type of training received and the date received. The Facility Compliance Chair for each CHS hospital shall retain the certifications for all Covered Persons for his or her hospital, along with the specific course materials utilized. The Corporate Compliance Officer shall retain the certifications for all Covered Persons not affiliated with a specific CHS hospital, along with the specific course materials utilized. The certifications and the materials shall be made available to OIG upon request.

      D.    REVIEW PROCEDURES

      CHS shall retain one or more entities, such as an accounting, auditing or consulting firms, (hereinafter "Independent Review Organization" or "IRO") to perform review procedures to


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assist CHS in assessing the adequacy of its billing and compliance practices pursuant to this CCA. The IROs must have expertise in the billing, coding, reporting and other requirements of the Federal health care programs from which CHS seeks reimbursement.

       The Independent Review Organizations will conduct two separate engagements. One will be an analysis of the inpatient ICD-9 and diagnosis related group ("DRG") coding of each CHS hospital (the "DRG Review") to assist the CHS and OIG in determining compliance with all applicable statutes, regulations, and directives/guidance (the "DRG Review"). The second engagement will determine whether CHS is in compliance with this CCA (the "Compliance Engagement").

            1. DRG REVIEW. Community Health represents that it has engaged, and will continue to engage for the term of this CCA, an Independent Review Organization to review the inpatient DRG coding of each CHS hospital. Within 120 days after the effective date of this CCA, CHS shall ensure that, pursuant to the Corporate Compliance Program, (i) the IRO has expertise in the billing, coding, reporting and other requirements of the Federal health care programs from which CHS seeks reimbursement; and (ii) the protocol for the DRG Review meets the following requirements:

                  a. each quarter, for each hospital, 40% of all DRG discharges shall be reviewed;

                  b. the discharges selected for review must be selected through random number sampling. To generate the random sample, CHS or the IRO shall use OIG's Office of Audit Services Statistical Sampling Software, also known as "RAT-STATS," which is available through the Internet at "www.hhs.gov/oig/oas/ratstat.htm];

                  c. at each hospital, for any billing errors or inaccuracies found, the coding personnel at that hospital shall receive training regarding the errors or inaccuracies;

                  d. if a hospital achieves an error rate of 3% or less, based on total number of discharges reviewed, then CHS may elect to skip that hospital in the next quarterly review, however that hospital shall be included in the following quarter's review;

                  e. if a hospital maintains an error rate of 3% or less for two successive reviews, then CHS may elect to skip that hospital for the next three quarterly reviews; and

                  f. in no event will a CHS hospital be subjected to a DRG review less frequently than once per year.

      For the purposes of this CCA, the "error rate" shall be defined as the gross financial error rate, i.e., the percentage of amounts paid for the sample discharges that were overpayments (with


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no reduction for underpayments). The 3% error rate threshold, as used in this section, is solely the criteria for whether CHS may elect to skip a hospital's quarterly DRG review. Nothing in this section relieves CHS of its responsibility to correct inaccuracies identified for any claim selected as part of any DRG review.

      CHS shall continue to engage an IRO to perform these quarterly DRG Reviews for the term of this CCA.

      A detailed summary of the reports prepared pursuant to the IRO's DRG Reviews, including the percentage error rates for each DRG reviewed at each hospital and a description of the methodologies used, shall be included in each of CHS's Annual Reports to OIG. The IRO's complete DRG Review reports shall be maintained by CHS and provided to the OIG upon request.

            2. COMPLIANCE ENGAGEMENT. An Independent Review Organization shall also conduct a Compliance Engagement, that shall provide findings regarding whether CHS's program, policies, procedures, and operations comply with the terms of this CCA. The Compliance Engagement shall include section by section findings regarding the requirements of this CCA. The Compliance Engagement shall be performed annually and cover each of the one-year periods beginning on the effective date of this CCA or the anniversary of that date.

      Based on the results of the first Compliance Engagement and on the results of the DRG Reviews for the first year of the term of this CCA, OIG may, at its sole discretion, relieve CHS of its obligation to retain and IRO to conduct a Compliance Engagement for the second and third years of this CCA.

      A complete copy of the Independent Review Organization's Compliance Engagement report shall be included in each of CHS's Annual Reports to OIG.

            3. VERIFICATION/VALIDATION. In the event that the OIG has reason to believe that CHS's DRG Review fails to conform materially to its obligations under the CCA or indicates improper billings not otherwise adequately addressed in the DRG Review report, and thus determines that it is necessary to conduct an independent review to determine whether or the extent to which CHS is complying with its obligations under this CCA, CHS agrees to pay for the reasonable cost of any such review or engagement by the OIG or any of its designated agents.

      E.    CONFIDENTIAL DISCLOSURE PROGRAM

      Community Health represents that prior to the effective date of this CCA, it had established an "Ethics HOTLINE." Within 120 days after the effective date of this CCA, CHS shall ensure that, pursuant to its Corporate Compliance Program, it has established a Confidential Disclosure Program, which includes measures (e.g., the Ethics HOTLINE) to enable employees, contractors, agents or other individuals to disclose, to the Corporate Compliance Officer or some other person who is not in the disclosing individual's chain of command, any identified issues or questions associated with CHS's policies, practices or procedures with respect to a Federal health care program, believed by the individual to be inappropriate. CHS shall publicize the existence


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of the Ethics HOTLINE (e.g., e-mail to employees or post hotline number in prominent common areas).

      Pursuant to the Corporate Compliance Program, the Confidential Disclosure Program shall emphasize a non-retribution, non-retaliation policy, and shall include a reporting mechanism for anonymous, confidential communication. Upon receipt of a disclosure, the Corporate Compliance Officer (or designee) shall gather the information in such a way as to elicit all relevant information from the disclosing individual. The Corporate Compliance Officer (or designee) shall make a preliminary good faith inquiry into the allegations set forth in every disclosure to ensure that he or she has obtained all of the information necessary to determine whether a further review should be conducted. For any disclosure that is sufficiently specific so that it reasonably (i) permits a determination of the appropriateness of the alleged improper practice; and (ii) provides an opportunity for taking corrective action, CHS shall conduct an internal review of the allegations set forth in such a disclosure and ensure that proper follow-up is conducted.

      The Corporate Compliance Officer shall maintain a Confidential Disclosure Log, which shall include a record and summary of each allegation received, the status of the respective investigations, and any corrective action taken in response to the investigation.

      F.    INELIGIBLE PERSONS

            1. DEFINITION. For purposes of this CCA, an "Ineligible Person" shall be any individual or entity who: (i) is currently excluded, suspended, debarred or otherwise ineligible to participate in the Federal health care programs; or (ii) has been convicted of a criminal offense related to the provision of health care items or services and has not been reinstated in the Federal health care programs after a period of exclusion, suspension, debarment, or ineligibility.

            2. SCREENING REQUIREMENTS. CHS shall not hire or engage as contractors any Ineligible Person. To prevent hiring or contracting with any Ineligible Person, CHS shall screen all prospective employees and prospective contractors prior to engaging their services by: (i) requiring applicants to disclose whether they are Ineligible Persons, and (ii) reviewing the General Services Administration's List of Parties Excluded from Federal Programs (available through the internet at http://www.arnet.gov/epls) and the HHS/OIG List of Excluded Individuals/Entities (available through the Internet at http://www.dhhs.gov/oig) (these lists will hereinafter be referred to as the "Exclusion Lists").

            3. REVIEW AND REMOVAL REQUIREMENT. Within 120 days of the effective date of this CCA, CHS will review its list of current employees and contractors against the Exclusion Lists. Thereafter, CHS will review the list annually. If CHS has notice that an employee or contractor has become an Ineligible Person, CHS will remove such person from responsibility for, or involvement with, CHS's business operations related to the Federal health care programs and shall remove such person from any position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds at least until such time as the person is reinstated into participation in the Federal health care programs.


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            4.    PHYSICIANS WITH STAFF PRIVILEGES. Prior to allowing a
physician to begin performing services at a CHS hospital after the effective date of this CCA, CHS shall screen in the manner described in section III.F.2 above to determine if the physician is an Ineligible Person. Furthermore, CHS shall review its list of physicians who are allowed to perform services at any CHS hospital against the Exclusion Lists within 120 days of the effective date of this CCA and at least annually thereafter. If such a physician is an Ineligible Person, CHS shall ensure that the physician does not provide, order, or prescribe any items or services payable in whole or in part by any Federal health care program. In addition to any other appropriate measures, CHS shall ensure that any physician who is an Ineligible Person is not "on call" at any CHS hospital.

            5. PENDING CHARGES AND PROPOSED EXCLUSIONS. If CHS has notice that an employee or contractor is charged with a criminal offense related to any Federal health care program, or is proposed for exclusion during his or her employment or contract, CHS shall take all appropriate actions to ensure that the responsibilities of that employee or contractor do not adversely affect the quality of care rendered to any patient or resident, or the accuracy of any claims submitted to any Federal health care program.

      G. NOTIFICATION OF PROCEEDINGS

      Within 30 days of discovery, CHS shall notify OIG, in writing, of any ongoing investigation or legal proceeding conducted or brought by a governmental entity or its agents involving an allegation that CHS has committed a crime or has engaged in fraudulent activities or any other knowing misconduct. This notification shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation or legal proceeding. CHS shall also provide written notice to OIG within 30 days of the resolution of the matter, and shall provide OIG with a description of the findings and/or results of the proceedings, if any.

      H. REPORTING

            1. REPORTING OF OVERPAYMENTS. If, at any time, CHS identifies or learns of any billing, coding or other policies, procedures and/or practices that result in an overpayment, CHS shall notify the payer (e.g., Medicare fiscal intermediary or carrier) within 30 days of discovering the overpayment and take remedial steps within 60 days of discovery (or such additional time as may be agreed to by the payor) to correct the problem, including preventing the underlying problem and the overpayments from recurring. Notification to the payor should be done pursuant to a form similar to the Overpayment Refund Form, provided as Attachment A to this CCA.

            2. REPORTING OF MATERIAL DEFICIENCIES. If CHS determines that there is a material deficiency, CHS shall notify the OIG within 30 days of making the determination that the material deficiency exists. The report to the OIG shall include the following information:

                  a. If the material deficiency results in an overpayment, the report to the OIG shall be made at the same time as the notification to the


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                        payor required in Section H.1, and shall include all of
                        the information on the Overpayment Refund Form, as well as:

                        (i) the payor's name, address, and contact person where the overpayment was sent; and

                        (ii) the date of the check and identification number (or electronic transaction number) on which the overpayment was repaid;

                  b. a complete description of the material deficiency, including the relevant facts, persons involved, and legal and program authorities;

                  c.    CHS's actions to correct the material deficiency, and

                  d. any further steps CHS plans to take to address such material deficiency and prevent it from recurring.

            3. DEFINITION OF "OVERPAYMENT." For purposes of this CCA, an "overpayment" shall mean the amount of money CHS has received in excess of the amount due and payable under the Federal health care programs' statutes, regulations or program directives, including carrier and intermediary instructions.

            4. DEFINITION OF "MATERIAL DEFICIENCY." For purposes of this CCA, a "material deficiency" means anything that involves:

                  a. a substantial overpayment relating to any Federal health care program; or

                  b. a matter that a reasonable person would consider a potential violation of criminal, civil, or administrative laws applicable to any Federal health care program.

      A material deficiency may be the result of an isolated event or a series of occurrences.

IV.   NEW BUSINESS UNITS OR LOCATIONS

      In the event that CHS purchases or establishes new business units after the effective date of this CCA, CHS shall notify OIG of this fact within 30 days of the date of purchase or establishment. This notification shall include the location of the new operation(s), telephone number, facsimile number, Federal health care program provider number(s) (if any), and the corresponding payor(s) (contractor specific) that has issued each provider number. All Covered Persons at such locations shall be subject to the requirements in this CCA that apply to new Covered Persons (e.g., completing affirmations and certifications and undergoing training).


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V.    ANNUAL REPORTS

      CHS shall submit to OIG Annual Reports with respect to the status and findings of CHS's compliance activities.

      A.    FIRST ANNUAL REPORT

      The first Annual Report shall include:

            1. any change in the name, address, telephone number and position description of the Corporate Compliance Officer required by
                  Section III.A.1 from the information provided on pages three and four of Community Heath's Corporate Compliance Program as adopted on April 28, 1999 or from the information provided in
                  Section VI of this CCA;

            2. any change in the names and positions of the members of the Corporate Compliance Work Group required by Section III.A.2 from the information provided on page five of Community Health's Corporate Compliance Program as adopted on April 28, 1999;

            3. a copy of the Ethics and Conduct Policy required by Section III.B.1;

            4. a summary of the Policies and Procedures required by Section III.B.2;

            5. a description of the training programs required by Section III.C including a description of the targeted audiences and a schedule of when the training sessions were held, as well as a list of Covered Persons exempted from the Specific Training requirements who have received the above-required Specific Training, or its equivalent, within 12 months prior to the effective date of this CCA as well as the date(s) and topics of the training received by those Covered Persons;

            6.    a certification by the Corporate Compliance Officer that:

                  a. all Covered Persons have completed the Ethics and Conduct Policy affirmation required by Section III.B.1;

                  b. the Policies and Procedures required by Section III.B.2 have been developed, are being implemented, and have been distributed to all members of the Corporate Compliance Working Group and to all members of the Facility Compliance Committees;

                  c. all Covered Persons (other than those exempted and identified through item 5 of the First Annual Report, above) have completed the training and executed the certifications required by Section III.C; and

                  d. CHS has complied with its obligations under the Settlement Agreement: (i) not to resubmit to any Federal health care program payors any previously denied claims related to the conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims, and (ii) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs;

            7. a copy of CHS's policies regarding the Confidential Disclosure Program required by Section III.H;

            8. the identity of the Independent Review Organization(s) engaged by CHS for the DRG Reviews and a detailed summary of the reports prepared pursuant to the DRG Reviews, including the percentage error rates for each DRG reviewed at each hospital and a description of the methodologies used;

            9. the identity of the Independent Review Organization engaged for the Compliance Engagement and complete copy of the report prepared pursuant to the Compliance Engagement, including a copy of the methodology used;

            10. CHS's response/corrective action plan to any issues raised by the Independent Review Organization(s);

            11. a summary of material deficiencies, and corresponding corrective action plans, identified and reported throughout the course of the previous twelve (12) months pursuant to III.H;

            12. a report of the aggregate overpayments that have been returned to the Federal health care programs. Overpayment amounts should be broken down into the following categories: Medicare, Medicaid (report each applicable state separately), and other Federal health care programs;

            13. a copy of the Confidential Disclosure Log required by Section III.E;

            14. a description of any personnel actions (other than hiring) taken by CHS as a result of the obligations in Section III.F, and the name, title, and responsibilities of any person that falls within the ambit of Section III.F.4, and the actions taken in response to the obligations set forth in that Section;

            15. a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that

                  CHS has committed a crime or has engaged in fraudulent activities, which have been reported pursuant to Section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation, legal proceeding or requests for information; and

            16. a list of all of CHS's locations (including locations and mailing addresses), the corresponding name under which each location is doing business, the corresponding telephone numbers and facsimile numbers, each location's Federal health care program supplier number(s), and the name, address, and telephone number of the payor (specific contractor) that issued each provider identification number.

      B.    SECOND AND THIRD ANNUAL REPORTS

      The second and third Annual Reports shall include the following:

            1. any change in the identity or position description of the Corporate Compliance Officer or the members of the Corporate Compliance Working Group described in Section III.A;

            2.    a certification by the Corporate Compliance Officer that:

                  a. all Covered Persons have completed the annual Ethics and Conduct Policy affirmation required by Section III.B.1;

                  b. all Covered Persons have completed the training and executed the certification required by Section III.C; and

                  c. CHS has complied with its obligations under the Settlement Agreement: (i) not to resubmit to any Federal health care program payors any previously denied claims related to the conduct addressed in the Settlement Agreement, and its obligation not to appeal any such denials of claims, and (ii) not to charge to or otherwise seek payment from federal or state payors for unallowable costs (as defined in the Settlement Agreement) and its obligation to identify and adjust any past charges of unallowable costs;

            3. notification of any changes or amendments to the Policies and Procedures required by Section III.B and the reasons for such changes (E.G., change in contractor policy);

            4. the identity of the Independent Review Organization(s) engaged by CHS for the DRG Reviews and a detailed summary of the reports prepared pursuant to the DRG Reviews, including the percentage error rates for each DRG reviewed at each hospital and a description of the methodologies used, and a complete copy of the report prepared pursuant to the Compliance Engagement (if required), including a copy of the methodology used;

            5. CHS's response/corrective action plan to any issues raised by the Independent Review Organization(s);

            6. a summary of material deficiencies, and corresponding corrective action plans, identified and reported throughout the course of the previous twelve (12) months pursuant to III.H;

            7. a report of the aggregate overpayments that have been returned to the Federal health care programs. Overpayment amounts should be broken down into the following categories: Medicare, Medicaid (report each applicable state separately) and other Federal health care programs;

            8. a copy of the Confidential Disclosure Log required by Section III.E;

            9. a description of any personnel actions (other than hiring) taken by CHS as a result of the obligations in Section III.F, and the name, title, and responsibilities of any person that falls within the ambit of Section III.F.4, and the actions taken in response to the obligations set forth in that Section;

            10. a summary describing any ongoing investigation or legal proceeding conducted or brought by a governmental entity involving an allegation that CHS has committed a crime or has engaged in fraudulent activities, which have been reported pursuant to Section III.G. The statement shall include a description of the allegation, the identity of the investigating or prosecuting agency, and the status of such investigation, legal proceeding or requests for information;

            11. a description of all changes to the most recently provided list (as updated) of CHS's locations (including locations and mailing addresses), the corresponding name under which each location is doing business, the corresponding phone numbers and fax numbers, each location's Federal health care program provider identification number(s), and the payor (specific contractor) that issued each provider identification number,

      C.    CERTIFICATIONS

      All Annual Reports shall include a certification by the Corporate Compliance Officer under penalty of perjury, that: (1) CHS is in compliance with all of the requirements of this CCA, to the best of his or her knowledge; and (2) the Corporate Compliance Officer has reviewed the Report and has made reasonable inquiry regarding its content and believes that, upon such inquiry, the information is accurate and truthful.

      D.    ANNUAL REPORT DUE DATES

      The first Annual Report shall be received by the OIG no later than one year and 30 days after the effective date of this CCA. The second and third Annual Reports shall be received by the OIG no later than two years and 30 days, and three years and 30 days, respectively, after the effective date of this CCA.

VI.   NOTIFICATIONS AND SUBMISSION OF REPORTS

      Unless otherwise stated in writing subsequent to the effective date of this CCA, all notifications and reports required under this CCA shall be submitted to the entities listed below:

OIG:

                   Civil Recoveries Branch - Compliance Unit
                   Office of Counsel to the Inspector General
                   Office of Inspector General
                   U.S, Department of Health and Human Services
                   Cohen Building, Room 5527
                   330 Independence Avenue, SW
                   Washington, DC 20201
                   Telephone: (202) 619-2078
                   Facsimile: (202) 205-0604

CHS:
                   Martin G. Schweinhart
                   Corporate Compliance Officer
                   Community Health Systems, Inc.
                   155 Franklin Road, Suite 400
                   Brentwood, TN 37027-4600
                   Telephone: (615) 376-3412
                   Facsimile: (615) 309-5142

VII.  OIG INSPECTION, AUDIT AND REVIEW RIGHTS

      In addition to any other rights OIG may have by statute, regulation, or contract, OIG or its duly authorized representative(s), may examine CHS's books, records, and other documents and supporting materials and/or conduct an on-site review of any of CHS's locations for the purpose of verifying and evaluating:
(a) CHS's compliance with the terms of this CCA; and (b) CHS's compliance with the requirements of the Federal health care programs in which it participates. The documentation described above shall be made available by CHS to OIG or its duly authorized representative(s) at all reasonable times for inspection, audit or reproduction. Furthermore, for purposes of this provision, OIG or its duly authorized representative(s) may interview any of CHS's employees, contractors, or agents who consent to be interviewed at the individual's place of business during normal business hours or at such other place and time as may be mutually agreed upon between the individual and OIG. CHS agrees to assist OIG in contacting and arranging interviews with such individuals upon OIG's request. CHS's employees may elect to be interviewed with or without a representative of CHS present.

VIII. DOCUMENT AND RECORD RETENTION

      Pursuant to the Corporate Compliance Program, CHS shall maintain for inspection all documents and records relating to reimbursement from the Federal health care programs or to compliance with this CCA, for four (4) years (or longer if otherwise required).

IX.   DISCLOSURES

      Subject to HHS's Freedom of Information Act ("FOIA") procedures, set forth in 45 C.F.R. Part 5; the OIG shall make a reasonable effort to notify CHS prior to any release by OIG of information submitted by CHS pursuant to its obligations under this CCA and identified upon submission by CHS as trade secrets, commercial or financial information and privileged and confidential under the FOIA rules. CHS shall refrain from identifying any information as trade secrets, commercial or financial information and privileged and confidential that does not meet the criteria for exemption from disclosure under FOIA.

X.    BREACH AND DEFAULT PROVISIONS

      CHS is expected to fully and timely comply with all of the obligations herein throughout the term of this CCA or other time frames herein agreed to.

      A.    STIPULATED PENALTIES FOR FAILURE TO COMPLY WITH CERTAIN OBLIGATIONS

      As a contractual remedy, Community Health and OIG hereby agree that failure to comply with certain obligations set forth in this CCA may lead to the imposition of the following monetary penalties (hereinafter referred to as "Stipulated Penalties") in accordance with the following provisions,

            1. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day, beginning 120 days after the effective date of this CCA and concluding at the end of the term of this CCA, CHS fails to have in place any of the following:

                  a.    a Corporate Compliance Officer;

                  b.    a Corporate Compliance Working Group;

                  c. Facility Compliance Chairs and Facility Compliance Committees at each CHS hospital;

                  d.    a written Ethics and Conduct Policy;

                  e.    written Policies and Procedures;

                  f.    a training program, and

                  g.    a Confidential Disclosure Program;

            2. A Stipulated Penalty of $2,500 (which shall begin to accrue on the day after the date the obligation became due) for each day CHS fails to meet any of the deadlines to submit the Annual Reports to the OIG.

            3. A Stipulated Penalty of $2,000 (which shall begin to accrue on the date the failure to comply began) for each day:

                  a. after CHS hires or enters into a contract with an Ineligible Person after that person has been listed by a federal agency as excluded, debarred, suspended or otherwise ineligible for participation in the Medicare, Medicaid or any other Federal health care program (as defined in 42 U.S.C. ss. 1320a-7b(f) (this Stipulated Penalty shall not be demanded for any time period during which CHS can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person);

                  b. CHS employs or contracts with an Ineligible Person and that person: (i) has responsibility for, or involvement with, CHS's business operations related to the Federal health care programs or (ii) is in a position for which the person's salary or the items or services rendered, ordered, or prescribed by the person are paid in whole or part, directly or indirectly, by Federal health care programs or otherwise with Federal funds (this Stipulated Penalty shall not be demanded for any time period during which CHS can demonstrate that it did not discover the person's exclusion or other ineligibility after making a reasonable inquiry (as described in Section III.F) as to the status of the person); or

                  c. a physician who performs services at any CHS hospital who is an Ineligible Person provides, orders, or prescribes any items or services payable in whole or in part by any Federal health care program to CHS (this Stipulated Penalty shall not be demanded for any time period during which CHS can demonstrate that it did not discover the physician's exclusion or other ineligibility after making a reasonable inquiry (as described in section III.F.) as to the status of the physician).

            4. A Stipulated Penalty of $1,500 (which shall begin to accrue on the date the CHS fails to grant access) for each day CHS fails to grant access to the information or documentation as required in Section VII of this CCA.

            5. A Stipulated Penalty of $1,000 (which shall begin to accrue 10 days after the date that OIG provides notice to CHS of the failure to comply; no penalties shall be imposed under this section X.A.5 if CHS complies fully and adequately with its obligations within 10 days of the OIG's notice of the failure to comply) for each day CHS fails to comply fully and adequately with any obligation of this CCA. In its notice to CHS, the OIG shall state the specific grounds for its determination that CHS has failed to comply fully and adequately with the CCA obligation(s) at issue.

      B. PAYMENT OF STIPULATED PENALTIES

            1. DEMAND LETTER. Upon a finding that CHS has failed to comply with any of the obligations described in Section X-A and determining that Stipulated Penalties are appropriate, OIG shall notify CHS by personal service or certified mail of (a) CHS's failure to comply; and (b) the OIG's exercise of its contractual right to demand payment of the Stipulated Penalties (this notification is hereinafter referred to as the "Demand Letter").

      Within fifteen (15) days of the date of the Demand Letter, CHS shall either (a) cure the breach to the OIG's satisfaction and pay the applicable stipulated penalties: or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute the OIG' s determination of noncompliance, pursuant to the agreed upon provisions set forth below in Section X.D. In the event CHS elects to request an ALJ hearing, the Stipulated Penalties shall continue to accrue until CHS Cures, to the OIG's satisfaction, the alleged breach in dispute, Failure to respond to the Demand Letter in one of these two manners within the allowed time period shall be considered a material breach of this CCA and shall be grounds for exclusion under Section X.C.

            2. TIMELY WRITTEN REQUESTS FOR EXTENSIONS. CHS may submit a timely written request for an extension of time to perform any act or file any notification or report required by this CCA. Notwithstanding any other provision in this Section, if OIG grants the timely written request with respect to an act, notification, or report, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until one day after CHS fails to meet the revised deadline set by the OIG. Notwithstanding any other provision in this Section, if OIG denies such a timely written request, Stipulated Penalties for failure to perform the act or file the notification or report shall not begin to accrue until two (2) business days after CHS receives OIG's written denial of such request. A "timely written request" is defined as a request in writing received by OIG at least five (5) business days prior to the date by which any act is due to be performed or any notification or report is due to be filed.

            3. FORM OF PAYMENT. Payment of the Stipulated Penalties shall be made by certified or cashier's check, payable to "Secretary of the Department of Health and Human Services," and submitted to OIG at the address set forth in
Section VI.

            4. INDEPENDENCE FROM MATERIAL BREACH DETERMINATION. Except as otherwise noted, these provisions for payment of Stipulated Penalties shall not affect or otherwise set a standard for the OIG's determination that CHS has materially breached this CCA, which decision shall be made at the OIG's discretion and governed by the provisions in Section X.C, below.

      C.    MONETARY PENALTY FOR MATERIAL BREACH OF THIS CCA

            1. DEFINITION OF "MATERIAL BREACH." A material breach of this CCA means:

                  a. a failure by CHS to report a material deficiency, take corrective action and pay the appropriate refunds, as provided in Section III.H;

                  b. repeated or flagrant violations of the obligations under this CCA, including, but not limited to, the obligations addressed in Section X.A of this CCA;

                  c. a failure to respond to a Demand Letter concerning the payment of Stipulated Penalties in accordance with
                        Section X.B above; or

                  d. a failure to retain and use an Independent Review Organization for review purposes in accordance with
                        Section III.D.

            2. NOTICE OF MATERIAL BREACH AND INTENT TO COLLECT MATERIAL BREACH PENALTY. Community Health and OIG agree that a material breach of this CCA by CHS constitutes grounds for OIG to impose an enhanced stipulated penalty that is separate and apart from the Stipulated Penalties described in Sections X.A-B, above. This monetary penalty (hereinafter referred to as the "Material Breach Penalty") shall be $25,000 per day. Upon a determination by OIG that CHS has materially breached this CCA and that a Material Breach Penalty should be imposed, the OIG shall notify CHS by certified mail of (a) CHS's material breach; and (b) OIG's intent to exercise its contractual right to impose the Material Breach Penalty (this notification is hereinafter referred to as the "Notice of Material Breach").

            3. OPPORTUNITY TO CURE. CHS shall have thirty five (35) days from the date of the Notice of Material Breach to demonstrate to the OIG's satisfaction that:

                  a.    CHS is in full compliance with this CCA;

                  b.    the alleged material breach has been cured; or

                  c. the alleged material breach cannot be cured within the 35-day period, but that: (i) CHS has begun to take action to cure the material breach, (ii) CHS is pursuing such action with due diligence, and (iii) CHS has provided to OIG a reasonable timetable for curing the material breach.

            4. PENALTY LETTER. If at the conclusion of the thirty five (35) day period, CHS fails to satisfy the requirements of Section X.C.3, OIG may impose the Material Breach Penalty on CHS, and the Material Breach Penalty shall begin to accrue on that day. OIG will notify CHS in writing of its determination to impose the Material Breach Penalty (this letter shall be referred to hereinafter as the "Material Breach Penalty Letter"). Within fifteen (15) days of receipt of the Material Breach Penalty Letter, CHS shall either: (a) cure the material breach to OIG's satisfaction and pay the applicable Material Breach Penalty; or (b) request a hearing before an HHS administrative law judge ("ALJ") to dispute OIG's determination of material breach, pursuant to the agreed upon provisions set forth below in Section X.D.

      D.    DISPUTE RESOLUTION

            1. REVIEW RIGHTS. Upon OIG's delivery to CHS of its Demand Letter or of its Material Breach Penalty Letter, and as an agreed-upon contractual remedy for the resolution of disputes arising under the obligation of this CCA, CHS shall be afforded certain review rights comparable to the ones that are provided in 42 U.S.C. ss. 1320a-7(f) and 42 C.F.R. Part 1005 as if they applied to the Stipulated Penalty or Material Breach Penalty sought pursuant to this CCA. Specifically, OIG's determination to demand payment of a Stipulated Penalty or of a Material Breach Penalty shall be subject to review by an ALJ and, in the event of an appeal, the Departmental Appeals Board ("DAB"), in a manner consistent with the provisions in 42 C.F.R. ss.ss. 1005.2-1005.21. Notwithstanding the language in 42 C.F.R. ss. 1005.2(c), the request for a hearing involving a Stipulated Penalty or a Material Breach Penalty shall be made within fifteen (15) days of the date of the Demand Letter or the Material Breach Penalty Letter.

            2. STIPULATED PENALTIES REVIEW. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding for stipulated penalties under this CCA shall be (a) whether CHS was in full and timely compliance with the obligations of this CCA for which OIG demands payment; and (b) the period of noncompliance, CHS shall have the burden of proving its full and timely compliance and the steps taken to cure the noncompliance, if any. If the ALJ finds for OIG with regard to a finding of a breach of this CCA and orders CHS to pay Stipulated Penalties, such Stipulated Penalties shall become due and payable 20 days after the ALJ issues such a decision notwithstanding that CHS may request review of the ALJ decision by the DAB,

            3. MATERIAL BREACH REVIEW. Notwithstanding any provision of Title 42 of the United States Code or Chapter 42 of the Code of Federal Regulations, the only issues in a proceeding regarding imposition of a Material Breach Penalty shall be: (a) whether CHS was in material breach of this CCA; (b) whether such breach was continuing on the date of the Material Breach Penalty Letter, (c) the number of days that CHS was in material breach of this CCA; and
(d) whether the alleged material breach could not have been cured within the 35 day period, but that (i) CHS had begun to take action to cure the material breach within that period, (ii) CHS has pursued and is pursuing such action with due diligence, and (iii) CHS provided to OIG within that period a reasonable timetable for curing the material breach.

      If the ALJ finds for OIG with regard to a finding of a material breach of this CCA and orders CHS to pay a Material Breach Penalty, such Material Breach Penalty shall become due and payable 20 days after the ALJ issues such a decision notwithstanding that CHS may request review of the ALJ decision by the DAB.

            4. FINALITY OF DECISION. The review by an ALJ or DAB provided for above shall not be considered to be an appeal right arising under any statutes or regulations. Consequently, the parties to this CCA agree that the DAB's decision (or the ALJ's decision if not appealed) shall be considered final for all purposes under this CCA and CHS agrees to waive any right it may have to appeal the decision administratively, judicially or otherwise seek review by any court or other adjudicative forum.

XI.    EFFECTIVE AND BINDING AGREEMENT

      Consistent with the provisions in the Settlement Agreement pursuant to which this CCA is entered, and into which this CCA is incorporated, CHS and OIG agree as follows:


      A. This CCA shall be binding on the successors, assigns, and transferees of Community Health;

      B. This CCA shall become final and binding on the date the final signature is obtained on the CCA;

      C. Any modifications to this CCA shall be made with the prior written consent of the parties to this CCA; and

      D. The undersigned Community Health signatories represent and warrant that they are authorized to execute this CCA. The undersigned OIG signatory represents that he is signing this CCA in his official capacity and that he is authorized to execute this CCA.

                   ON BEHALF OF COMMUNITY HEALTH SYSTEMS, INC.



-----------------------------------             --------------------------------
WAYNE T. SMITH                                  DATE
Chief Executive Officer
Community Health Systems, Inc.



-----------------------------------             --------------------------------
RACHEL A. SEIFERT, ESQ.                         DATE
Vice President and General Counsel
Community Health Systems, Inc.



-----------------------------------             --------------------------------
RICHARD SAUBER, ESQ.                            DATE
Fried, Frank, Shriver & Jacobson
Counsel for Community Health Systems, Inc.

                  ON BEHALF OF THE OFFICE OF INSPECTOR GENERAL
                 OF THE DEPARTMENT OF HEALTH AND HUMAN SERVICES



-----------------------------------             --------------------------------
LEWIS MORRIS                                    DATE
Assistant Inspector General for Legal Affairs
Office of Inspector General
U. S. Department of Health and Human Services